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                                                                 EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          CLASSIC COMMUNICATIONS, INC.

    (Incorporated October 4, 1995, under the name "Classic Telecommunications Corp.")


       THE UNDERSIGNED does hereby certify that the following is the Amended and Restated Certificate of Incorporation of Classic Communications, Inc.:

       1. Name. The name of the corporation is Classic Communications, Inc. (the "Corporation").

       2.     Duration.  The Corporation is to have perpetual existence.

       3. Purpose. The purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

       4.     Authorized Shares.   *See Amendment*

       The designations, powers, preferences and relative, participating, optional and other special rights with respect to the Preferred Stock and the Common Stock, and the qualifications, restrictions and limitations thereof, are as follows:

              A.     Voting Rights.

              Except as provided herein, the holders of Preferred Stock shall have no voting rights with regard to matters submitted to a vote of the Corporation's stockholders. The affirmative consent or vote of at least eighty percent (80%) of the outstanding shares of either class of Preferred Stock, voting as a class, shall be required with respect to any action which (a) would materially and adversely alter the powers, preferences and rights of the holders of shares of such class of Preferred Stock as set forth herein, (b) would create any new class or series of stock of the Corporation having preference over or being in parity with such class of Preferred Stock, or (c) would increase the authorized number of shares of such class of Preferred Stock. The holders of the Voting Common Stock shall each have one vote per share of Voting
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       Common Stock held by them on all matters to be voted on by the
       Corporation's stockholders. Except as may be required by law, the holders of the Nonvoting Common Stock shall have no right to vote on any matter.

              B.     Dividends.

              The holders of the Preferred Stock will be entitled to dividends as follows:

              Commencing on the date of its issuance, a cumulative dividend equal to $150.00 per share per annum shall accrue on the Preferred Stock and shall become due and payable on December 31, 1995, and on March 31, June 30, September 30, and December 31 of each year thereafter.

              Dividends on each class of Preferred Stock shall be payable on each such date (a "Preferred Stock Dividend Payment Date") solely in the form of additional shares of such class of Preferred Stock and issued on such Preferred Stock Dividend Payment Date to the registered holder thereof in the amount of such dividend payable on such Preferred Stock Dividend Payment Date.

              Dividends shall be paid on the Common Stock at such times as may be declared by the Board of Directors.

              C.     Rights Upon Liquidation.

              Upon any liquidation (partial or complete), dissolution or winding up of the Corporation (a "Liquidating Event"), the Corporation shall distribute the assets of the Corporation legally available for distribution (the "Available Assets") to its stockholders after making adequate provision for (i) all contingent and other liabilities of the Corporation, including, without limitation, any and all indebtedness, fees, penalties, profits, interest or other amounts or payments due from the Corporation to any creditor of the Corporation, (ii) the Preferred Stock Liquidation Preference (as defined below) in accordance with the following paragraph, and (iii) the fair market value of any warrants or options to acquire any equity securities of the Corporation issued by the Corporation to any creditor of the Corporation, in accordance with the provisions of this Article 4.

              C(i). Senior Preferred Stock. Upon the occurrence of a Liquidating Event, the holders of Senior Preferred Stock shall be entitled to receive, by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Preferred Stock and Common Stock, an amount equal to $1,000.00 per share (the "Preferred Stock Liquidation Preference"), plus any accrued and unpaid dividends. Written notice of any such liquidation, dissolution or winding up, stating a payment date, the place where such payment





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       shall be made, the amount of each liquidating payment and the amount of accrued dividends to be paid, shall be given by first class mail, postage paid, not less than thirty (30) days prior to the payment date stated therein, to each holder of record of the Senior Preferred Stock at such holder's address as shown on the records of the Corporation. If upon the occurrence of such Liquidating Event, the assets and funds to be thus distributed among the holders of the Senior Preferred Stock shall be insufficient to permit the payment to such holders of the full amount due hereunder, then the holders of Senior Preferred Stock shall share ratably in any distribution of assets of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares of Senior Preferred Stock held by them upon such distribution if the full amount payable on or with respect to such shares were paid in full.

              C(ii). Junior Preferred Stock. Upon the occurrence of a Liquidating Event, the holders of Junior Preferred Stock shall be entitled to receive, by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, an amount equal to $1,000.00 per share, plus any accrued and unpaid dividends. Written notice of any such liquidation, dissolution or winding up, stating a payment date, the place where such payment shall be made, the amount of each liquidating payment and the amount of accrued dividends to be paid, shall be given by first class mail, postage paid, not less than thirty (30) days prior to the payment date stated therein, to each holder of record of the Junior Preferred Stock at such holder's address as shown on the records of the Corporation. If upon the occurrence of such Liquidating Event, the assets and funds to be thus distributed among the holders of the Junior Preferred Stock shall be insufficient to permit the payment to such holders of the full amount due hereunder, then the holders of Junior Preferred Stock shall share ratably in any distribution of assets of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares of Junior Preferred Stock held by them upon such distribution if the full amount payable on or with respect to such shares were paid in full.

              C(iii). Common Stock. Upon the occurrence of a Liquidating Event, to the extent Available Assets exist after the payment of or provision for the liabilities set forth in paragraph C(i) and C(ii) above, such Available Assets shall be distributed among the holders of Common Stock based on the number of shares owned by them.

              D.      Conversion.

              D(i).   Conversion of Voting Common Stock.  Each record holder of
       Voting Common Stock is entitled at any time, and from time to time, to convert any or all of such holder's shares of Voting Common Stock into the same number of shares of Nonvoting Common Stock.





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              D(ii).  Conversion of Nonvoting Common Stock.  Each record holder of Nonvoting Common Stock is entitled at any time, and from time to time, to convert any or all of such holder's shares of Nonvoting Common Stock into the same number of shares of Voting Common Stock; provided, that no holder of Nonvoting Common Stock is entitled to convert any share or shares of Nonvoting Common Stock to the extent that such conversion would be inconsistent with any law or any regulation, rule or other requirement of any governmental authority applicable at the time of such conversion, relating to the direct or indirect ownership, control or power to vote securities of the kind issued by the Corporation.

              D(iii). Conversion Procedure.

                      (a) Each conversion of shares of Nonvoting Common Stock into Voting Common Stock or of Voting Common Stock into Nonvoting Common Stock pursuant to the foregoing paragraphs D(i) and D(ii) will be effected by the surrender, at the principal office of the Corporation during normal business hours, of the certificate or certificates representing the shares to be converted, together with a written notice by the holder of such stock being converted stating (A) that such holder desires to convert the shares, or a stated number of the shares, of the stock represented by such certificate or certificates into the class of common stock of the Corporation specified in such notice, and (B) in the case of a conversion of Nonvoting Common Stock into Voting Common Stock, that upon such conversion such holder and its affiliates will not directly or indirectly own, control or have the power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to own, control or have the power to vote under any applicable law or any regulation, rule or other governmental requirement (and such statement will obligate the Corporation to issue such Voting Common Stock). Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been delivered, and at such time the rights of the holder of the converted stock as such holder will cease and the person(s) in whose name(s) the shares of Nonvoting Common Stock or Voting Common Stock, surrendered, was or were registered will be deemed to have become the holder(s) of record of such shares.

                     (b) Promptly after such surrender and the receipt of such notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions (A) a certificate(s) for the Nonvoting Common Stock or Voting Common Stock, as the case may be, issuable upon such conversion, and (B) a certificate for any Nonvoting Common Stock or Voting Common





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              Stock, as the case may be, which was represented by a surrendered certificate but which was not converted.

                     (c) The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) any share of any class of common stock of the Corporation.

                     (d) The issuance of certificates for shares of Nonvoting Common Stock or Voting Common Stock, as the case may be, upon conversion of any Voting Common Stock or Nonvoting Common Stock, respectively, will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of such Nonvoting Common Stock or Voting Common Stock, as the case may be.

                     (e) The Corporation will not close its books against the transfer of any class of Nonvoting Common Stock or Voting Common Stock issued or issuable upon conversion of Voting Common Stock or Nonvoting Common Stock, respectively, in any manner which would interfere with the timely conversion of any Nonvoting Common Stock or Voting Common Stock.

       5.     Redemption of Preferred Stock.

              The Corporation shall redeem the outstanding shares of Preferred Stock as follows:

              5A.     Redemption at the Option of the Corporation.

              The Corporation shall have the right to redeem the outstanding shares of Preferred Stock at any time, in whole or in part, at a redemption price equal to $1,000.00 per share (the "Redemption Price"), plus any accrued and unpaid dividends.

              5B.    Redemption at the Option of the Holder.

              The Preferred Stock shall be subject, at the election of the holder thereof, to mandatory redemption, in whole or in part, at a price per share equal to the Redemption Price plus any accrued and unpaid dividends, at any time after the earliest to occur of the following events:

                     (i)    September 30, 2005;





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                     (ii)   The effective date of a Change of Control (as
              defined below).

                     (iii) The effective date of (A) the sale, lease or exchange of all or substantially all of the assets of the Corporation, or (B) any merger or consolidation to which the Corporation or any subsidiary is a party other than the merger of a wholly-owned subsidiary into the Corporation; or

                     (iv) The diversion of proceeds from the uses set forth in that certain Investment Agreement, dated as of July 26, 1994, as amended by the Amendment, Waiver and Consent No. 1 to Investment Agreement dated as of February 17, 1995, by and between Ponca/Universal Holdings, Inc., and NationsBanc Capital Corp. ("NationsBanc") without the prior written consent of NationsBanc; or

                     (v) Acceleration of the maturity of indebtedness under the "Credit Agreement" dated May 5, 1995, among Classic Cable, Inc., WT Acquisition Corporation, The Chase Manhattan Bank, N.A., and certain other banks named therein, or any credit facility replacing in whole or in part the Credit Agreement.

              For purposes of this Section 5B, "Change of Control" means an event as a result of which J. Merritt Belisle, Austin Ventures, L.P., Austin Ventures III-A, L.P., Austin Ventures II-B, L.P., BT Capital Partners, Inc., Texas Growth Fund and NationsBanc cease to own a majority of the issued and outstanding shares of Common Stock of the Company.

       5C.    Procedure for Redemption.

                     (a) The Corporation shall redeem each class of Preferred Stock ratably among the holders of such class of Preferred Stock as shown on the records of the Corporation, based on their respective percentage ownership of outstanding shares of such class of Preferred Stock as of the date of notices provided for in subparagraph (b) hereof, and shall pay all dividends outstanding on such class of Preferred Stock to be redeemed at each payment date.

                     (b) The Corporation shall give the holders of the Preferred Stock not fewer than thirty (30) nor more than forty-five (45) days' prior written notice (the "Notice of Redemption") of the REDEMPTION DATE and the amount of each REDEMPTION PAYMENT and shall set forth the amount of accrued dividends to be paid.





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                     (c)    All Preferred Stock redeemed, purchased or
              otherwise acquired by the Corporation shall be retired and cancelled and shall not be reissuable.

                     (d) Notice shall be deemed given when personally delivered or deposited in the United States mail, first class, postage prepaid, to each holder of Preferred Stock to be redeemed at the address of such holder as the same shall appear on the records of the Corporation. Neither the failure of any stockholder to receive any such Notice of Redemption nor the failure of the Corporation to mail or deliver the same to any stockholder shall affect the validity of the proceedings for redemption except as to a holder whose notice is not mailed or delivered. If notice is given as provided herein and if on or before the Redemption Date the Corporation shall set aside or deposit, with a redemption agent specified in the Redemption Notice, an amount sufficient to pay the aggregate redemption price of all shares to be redeemed, the shares called for redemption shall, after the Redemption Date, be deemed no longer outstanding and the holder thereof shall cease to be a stockholder with respect to such shares and shall have no right to dividends or other stockholder rights thereafter.

              6. Cumulative Voting Denied. Cumulative voting by the stockholders of the Corporation at any election of directors of the Corporation is prohibited.

              7. Registered Office, Agent. The registered office of the Corporation is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

              8. Quorum; Arrangement with Creditors. The following provisions are included for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                     (a) At all meetings of the Board of Directors of the Corporation a majority of the entire Board, consisting of at least a majority of the directors designated by Austin Ventures, L.P., Austin Ventures III-A, L.P., Austin Ventures III-B, L.P., Texas Growth Fund, BT Capital Partners, Inc. and NationsBanc Capital Corp. (the "Majority Purchaser Directors") shall be necessary to and shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, unless otherwise provided by any applicable provision of law or by this Certificate of Incorporation. Anything to the contrary in this Certificate of Incorporation notwithstanding, the provisions of this paragraph 8(b) shall not be amended, altered or repealed unless such action is first approved by affirmative vote or consent of the





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              Board of Directors, which shall include the affirmative vote or consent of the Majority Purchaser Directors and at least one director designated by J. Merritt Belisle.

                     (b) Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or all the stockholders or class of stockholders of this Corporation, as the case may be, and also on the Corporation.

              9. Director Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

              10. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), liability, loss, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by either (i) any applicable law in effect on the date of incorporation of the Corporation, or (ii) any law which becomes effective during the existence of the Corporation and which is applicable to it.





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              11.    Bylaws.  In furtherance of and not in limitation of the
       powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation, subject to such limitations, if any, as shall be set forth in the bylaws.

              12. Election of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

       This amended and restated certificate of incorporation of Classic Communications, Inc., has been duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

       The undersigned declares and certifies that the facts herein stated are true, and accordingly has hereunto set his hand this 30th day of October, 1995.



                                           CLASSIC COMMUNICATIONS, INC.


                                           By: /s/ STEPHEN S. SMITH
                                              ---------------------------------
                                                  Stephen S. Smith
                                                  President





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